Argentex appoints Stephen Hanson as a Director

Vancouver, B.C., May 11, 2010 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that it has increased the size of its Board of Directors from five to six seats and appointed Stephen Hanson as a new Director of the Company, effective immediately.

With over 15 years of finance and corporate development experience, Mr. Hanson is currently a Director of Van Arbor Asset Management, a division of ZLC Private Investment Management Inc., which he founded in 2003.  Mr. Hanson also served as Chairman and Managing Director of Van Arbor Asset Management from 2004 until 2008. In addition, Mr. Hanson has been President of Discovery Management Services Ltd. since 2001.  Discovery Management Services is a venture capital consulting firm assisting early-stage companies in the development of short and long-term financing strategies. In 2009, Mr. Hanson served as President and CEO of PanAsian Petroleum.  He has also served on numerous other private and public company boards.

"We are very pleased to welcome Stephen into the company at such an exciting stage in our development as we advance our Pinguino project and portfolio of Santa Cruz properties in Argentina,” said Ken Hicks, President of Argentex.  “His background in financial management and venture capital is an excellent complement to the technical capabilities of our other board members.”

Argentex has granted to Mr. Hanson 400,000 options to purchase shares of its common stock pursuant to its 2007 Stock Option Plan.  These options entitle Mr. Hanson to purchase up to 400,000 shares at an exercise price of C$0.64 for a period of five years expiring on May 10, 2015.  These options will vest in four equal installments on November 10, 2010, February 10, 2011, May 10, 2011 and November 10, 2011, respectively.

ABOUT ARGENTEX:

Argentex Mining Corporation is a Delaware corporation.  It is a junior mining company in the exploration stage with significant holdings in the Patagonia region of Argentina.  In total, the company owns 100% mineral rights to more than 35 properties with approximately 141,000 hectares of prospective land located in the Santa Cruz and Rio Negro provinces of Argentina, including the Pinguino property.  Shares of Argentex common stock trade under the symbol AGXM on the OTCBB and on the TSX Venture Exchange under the symbol ATX.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FURTHER INFORMATION:

Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements.   Forward-looking statements in this press release include those concerning the Company’s anticipation that it can advance its Pinguino project and portfolio of Santa Cruz properties in Argentina.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control.  These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans.  These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.